UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A/A
(Rule 14A-101)
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Materials Pursuant to Section 240.14a-12
Anheuser-Busch Companies, Inc.
(Name of Registrant as Specified in its Charter)
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     On July 18, 2008, the materials attached hereto were e-mailed to the wholesalers of Anheuser-Busch, Incorporated.
IMPORTANT INFORMATION
Anheuser-Busch Companies, Inc. (“Anheuser-Busch”) has filed with the Securities and Exchange Commission (the “SEC”) a Current Report on Form 8-K, which includes the merger agreement and related documents. The proxy statement that Anheuser-Busch plans to file with the SEC and mail to stockholders will contain information about Anheuser-Busch, the proposed merger and related matters. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE MERGER. In addition to receiving the proxy statement from Anheuser-Busch by mail, stockholders will be able to obtain the proxy statement, as well as other filings containing information about Anheuser-Busch, without charge, from the SEC’s website (http://www.sec.gov) or, without charge, from Anheuser-Busch at www.anheuser-busch.com or by contacting Morrow & Co., LLC at 800-662-5200,
PARTICIPANTS IN SOLICITATION
Anheuser-Busch and its directors and executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies in connection with the merger. Information concerning Anheuser-Busch’s directors and executive officers and their respective interests in Anheuser-Busch by security holdings or otherwise is set forth in the proxy statement for Anheuser-Busch’s 2008 annual meeting of stockholders, which was filed with the SEC on Schedule 14A on March 10, 2008. Additional information regarding the interests of participants of Anheuser-Busch in the solicitation of proxies in connection with the merger will be included in the proxy statement to be filed with the SEC. Anheuser-Busch’s press releases and other information relating to Anheuser-Busch are available at Anheuser-Busch’s website located at www.anheuser-busch.com

July 18, 2008
To:     All Anheuser-Busch Equity Wholesalers and WOD
Thank you to all who participated in Tuesday’s conference call and for the many expressions of support. For those of you who could not make the call, a transcript and audio replay is available on abmarketing.com.
As we move ahead, we wanted our wholesalers to have a few additional pieces of information to help over the coming days and weeks. Attached are the following:
•	A PDF of the ad from this week that can be used to create fliers as leave behinds with retail accounts where needed.

•	A copy of a letter written for retail customers. We ask that you print and hand deliver this to all your retail accounts within the next two weeks during your weekly sales calls. We will be sending this letter directly to our major chain accounts.
Production of a “WE — Without Equal” decal for usage on your trucks is under way; more information will be available next week. For those of you who may still have older decals on your trucks, please remove or replace them.
We understand your concern over possible consumer reaction. In our experience and in the experience of our advisors, the reaction we’re hearing right now is not unusual. The continuing news stories help drive this awareness, and we expect that to diminish over the next few days. However, we will be monitoring it carefully and will be prepared to respond if necessary. We recommend that you decline media interviews during this period, but if there are any major “hot spots” that you believe should be cause for concern, please let us know. For communicating directly with consumer and retailers, remember some of the key points communicated in this week’s press release:
•	The new Anheuser-Busch InBev will become the global leader in beer with Budweiser as its flagship brand.

•	This friendly agreement is in the best interest of Anheuser-Busch and its shareholders, business partners, employees.

•	The new company will be better positioned to compete in the global beer market.

•	A larger company with geographic diversity creates a more stable organization.

•	This is a great opportunity for Budweiser to grow globally.

•	Bud will always be Bud: brewed in the same breweries, by the same people, according to the same recipe, traditions.
Once the initial reaction has run its course, we will begin to communicate the Anheuser-Busch InBev story in the coming weeks and months. But please keep in mind that until the deal is closed later this year, A-B and InBev will continue to operate as separate, independent companies.
We are confident that the combination of Anheuser-Busch and InBev will mean a more competitive global beer company, and we look forward to working with you as we create die global leader in beer.
Sincerely,

Dave Peacock
Vice President
Marketing
Attachments

Evan Athanas
Vice President
Sales and Wholesale Operations Division

CREATING
THE GLOBAL LEADER IN BEER
Anheuser-Busch and InBev are joining forces to become the world’s leading brewer and one of the world’s top-five consumer products companies.
This combination will create a stronger, more competitive global company with an unrivaled worldwide brand portfolio, including Budweiser, Stella Artois and Beck’s, and a network to distribute these brands to consumers around the world.
The new company will be named Anheuser-Busch InBev and will reflect our shared appreciation for what makes beer truly great: time-honored institutions and traditions, and deep roots in the community that go back generations.
We are extremely excited about this combination and the opportunities it will bring to our employees, consumers, wholesalers, business partners, shareholders and the communities we serve.
Our vision is about growth and investment and creating long-term opportunities for our business around the world. This historic transaction will allow us to become a truly diversified, international company with a strong presence in various global markets including the U.S., Europe, Asia, South America and Canada.
Together, Anheuser-Busch and InBev will be able to accomplish much more than each can on its own. We have been successful business partners for quite some time, and it’s only natural for us to take our next steps together in this increasingly competitive global environment.
A change in ownership doesn’t mean a change in what matters. Bud will always be Bud, from St. Louis to Buenos Aires to Shanghai. This combination will spread the great taste of Budweiser and the spirit of America to new consumers around the world.

Carlos Brito	August Busch IV
CEO, InBev	President and CEO, Anheuser-Busch

In connection with the proposed acquisition, Anheuser-Busch (“A-B”) and/or InBev intend to file relevant materials with the SEC. INVESTORS OF A-B ARE URGED TO READ THE PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents for free through the SEC’s website at www.sec.gov, and A-B stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from A-B. InBev and A-B and certain of their directors and executive officers may be deemed to be participants (the “Participants”) in the solicitation of proxies from A-B stockholders in connection with the proposed transaction. Investors may obtain information regarding the Participants and the interest of the Participants by reading the proxy statement when it becomes available.
©2008 Anheuser-Busch, St. Louis, MO

July 18, 2008
To: All Anheuser-Busch Retail Customers
We have received many inquiries over the past few days regarding the announcement from Anheuser-Busch and InBev this week, and what that change means for our retailers. As many of you know, Anheuser-Busch has agreed to combine with InBev to become a new, strong and global company — Anheuser-Busch InBev. Once approved, the combination will create one of the world’s five largest consumer products companies with North American headquarters based in St. Louis, Missouri. Please see the attached copy of the press release.
Our company is made up of people who are very proud of what we’ve built together over 150 years, and the name “Anheuser-Busch” stands for something important to all of us. Moreover, we take great pride in providing you and your customers with the highest-quality products.
While many of the details are still being ironed out, what will not change is our commitment to superior execution, value-added service, and dedication to our customers by maintaining our goal of “business as usual” during this time of transition.
It is retailers like you who have enabled us to be so successful and we remain as dedicated to your business today as we have always been. We greatly appreciate the support you have always shown our company and products and look forward to earning your continued support in the days, weeks and years ahead. Thank you.
For more information, please visit www.anheuser-busch.com.
Sincerely,

Dave Peacock	Evan Athanas
Vice President	Vice President
Marketing	Sales and Wholesale Operations Division

Attachment

Press Release
Leuven, Belgium — July 14, 2008 and St. Louis, Missouri — July 13, 2008
The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.
InBev and Anheuser-Busch Agree to Combine,
Creating the Global Leader in Beer with Budweiser as its Flagship
Brand
Combination Will Create One of the World’s Five Largest Consumer Products Companies
Company to be Named Anheuser-Busch InBev;
Budweiser to Expand Globally
Transaction Will Yield Cost Synergies of at Least $1.5 Billion Annually by 2011; Neutral to
EPS in 2009 and Accretive Beginning in 2010
St. Louis, Missouri will be North American Headquarters and Global Home of Flagship
Budweiser Brand
Fully Committed to Support Wholesalers and Three-Tier System
All U.S. Breweries to Remain Open; Commitment to Communities of Combined Company
Maintained
InBev (Euronext: INB) and Anheuser-Busch (NYSE: BUD) today announced an agreement to combine the two companies, forming the world’s leading global brewer. Anheuser-Busch shareholders will receive $70 per share in cash, for an aggregate equity value of $52 billion, in an industry-transforming transaction. The combined company will be called Anheuser-Busch InBev. Both companies’ Boards of Directors have unanimously approved the transaction. InBev has fully committed financing for the purchase of all of Anheuser-Busch’s outstanding shares.

The combination of Anheuser-Busch and InBev will create the global leader in the beer industry and one of the world’s top five consumer products companies. On a pro-forma basis for 2007, the combined company would have generated global volumes of 460 million hectoliters, revenues of $36.4 billion (€26.6 billion) and EBITDA of $10.7 billion (€7.8 billion). Anheuser-Busch and InBev together believe that this transaction is in the best interests of both companies’ shareholders, consumers, employees, wholesalers, business partners and the communities they serve.
The company will make St. Louis, Missouri the headquarters for the North American region and the global home of the flagship Budweiser brand. With about 40% of the combined company’s revenues to be generated in the U.S., the company will draw on the collective expertise of Anheuser-Busch’s dedicated and experienced employees and its culture of quality. Given the limited geographical overlap between the two businesses and the efficiency of Anheuser-Busch’s brewery footprint in the United States, all of Anheuser-Busch’s U.S. breweries will remain open.
InBev CEO Carlos Brito will be chief executive officer of the combined company. The Board of Directors of the combined company will be comprised of the existing directors of the InBev Board, Anheuser-Busch President and CEO August Busch IV and one other current or former director from the Anheuser-Busch Board. In addition, the combined company’s management team will draw from key members of both InBev’s and Anheuser-Busch’s current leadership. Anheuser-Busch will become a wholly owned subsidiary of InBev upon the completion of this transaction.
The expanded company will be geographically diversified, with leading positions in the world’s top five markets — China, U.S., Russia, Brazil and Germany — and balanced exposure to developed and developing markets. A combination of Anheuser-Busch and InBev will result in significant growth opportunities from leveraging the companies’ combined brand portfolio, including the global flagship Budweiser brand and international market leaders such as Stella Artois and Beck’s, maximizing the combination’s unparalleled global distribution network and applying best practices across the new organization. Budweiser and Bud Light are the largest selling beers in the world, and the combined company will have an unmatched portfolio of imports, local premiums and local core brands.
Carlos Brito, CEO of InBev, said, “We are very pleased to announce this historic transaction today, bringing together two great companies that share a rich history of brewing traditions. We are extremely excited about the opportunities that this combination will create for consumers worldwide, as well as our shareholders, employees, business partners and wholesalers. Together, Anheuser-Busch and InBev will be able to accomplish much more than each can on its own. We have been successful business partners for quite some time, and this is the natural next step for us in an increasingly competitive global environment. This combination will create a stronger, more competitive global company with an unrivaled worldwide brand portfolio and distribution network, with great potential for growth all over the world.”
August Busch IV, Anheuser-Busch President and CEO, stated, “Today’s announcement brings new opportunities for Anheuser-Busch and its business, brands and employees. This agreement provides additional and certain value for Anheuser-Busch shareholders, while enhancing global market access for Budweiser, one of America’s true iconic brands. We will leverage our collective strengths to create a truly diversified, global company to sustain long-term growth and profitability. In the United States and Canada, both InBev and Anheuser-Busch have seen significant benefits from our existing relationship and we look forward to replicating this success in other parts of the world.”
Budweiser, together with Stella Artois and Beck’s, will become the combined company’s leading global brands, leveraging InBev’s expansive international footprint. InBev has a history of successfully building brands around the world, which will complement the unparalleled strength of Anheuser-Busch’s brand-building in the U.S. The two companies already have a successful U.S. distribution partnership for InBev’s European premium import brands including Stella Artois, Beck’s and Bass. Anheuser-Busch’s world-class sales and distribution system will continue to support the expansion of these brands in the U.S. market.
Anheuser-Busch’s partners fit very well with InBev’s global franchise. Anheuser-Busch has equity investments in two companies with strong brands in two key markets: Mexico’s Grupo Modelo, which owns Corona Extra, the number five brand globally; and China’s Tsingtao, the leading Chinese premium brewer. In addition, Budweiser is a strong and growing national brand in China, and the two companies’ footprints in China are complementary. InBev’s China business in southeastern China will be enhanced by Anheuser-Busch’s strength in northeastern China.
The transaction creates significant profitability potential both in terms of revenue enhancement and cost savings. The combination will yield cost synergies of at least $1.5 billion annually by 2011 phased in equally over three years. Given the highly complementary footprint of the two businesses, such synergies will largely be driven by sharing best practices, economies of scale and rationalization of overlapping corporate functions. InBev has a strong track record of delivering synergies in past transactions and is confident in its ability to achieve these synergies.
In addition, there are meaningful revenue opportunities through expansion of Budweiser on a global scale: InBev is the number one brewer in 10 markets where Budweiser has a very limited presence, and has a superior footprint in nine markets where Budweiser is already present. The transaction is expected to be neutral to normalized earnings per-share in 2009 and accretive beginning in 2010, and return on invested capital will exceed weighted average cost of capital during the second year after close.
The transaction is subject to the approval of InBev and Anheuser-Busch shareholders, and other customary regulatory approvals. Shareholders of both companies will have an opportunity to vote on the proposed combination at special shareholder meetings that will be scheduled at a later date. InBev’s controlling shareholder has agreed to vote its shares of InBev in favor of the combination. In light of the limited overlap between the InBev and Anheuser-Busch businesses, the combination should not encounter any significant regulatory issues, and is expected to be completed by the end of 2008.

InBev has received fully committed financing with signed credit facilities from a group of leading financial institutions, including Banco Santander, Bank of Tokyo-Mitsubishi, Barclays Capital, BNP Paribas, Deutsche Bank, Fortis, ING Bank, JP Morgan, Mizuho Corporate Bank and Royal Bank of Scotland. The transaction will be financed with $45 billion in debt, including a $7 billion bridge financing for divestitures of non-core assets from both companies. In addition, InBev has received commitments for up to $9.8 billion in equity bridge financing which will allow the company flexibility in deciding upon the timing and form of equity financing for a period of up to six months after closing. The combined company is expected to retain a strong investment-grade credit profile, and rapid de-leveraging of the balance sheet is expected through strong free cash flow generation.
InBev has retained Lazard as lead advisor, JPMorgan as co-lead advisor, Deutsche Bank, and BNP Paribas as financial advisors, and Centerview Partners as industry advisor. Legal advisors are Sullivan & Cromwell, Clifford Chance, and Linklaters. Financial advisors to Anheuser-Busch are Goldman Sachs & Co., Citigroup Global Capital Markets Inc. and Moelis & Company and legal advisor is Skadden, Arps, Slate, Meagher & Flom LLP. Simpson Thacher & Bartlett LLP is legal advisor to the Anheuser-Busch Board.
New Video Interview with Carlos Brito
An interview with Carlos Brito in video/audio can be viewed at: www.globalbeerleader.com and www.cantos.com.
Download Instructions for Broadcast Media
Broadcast media will be able to download the interview at:
http://w3.cantos.com/08/inbev-download-3/
Investor and Analyst Call Details
There will be a webcast for the investment community on Monday, July 14, at 8:00 a.m. EDT / 2:00 p.m. CET. Webcast log-in is available on www.inbev.com and www.anheuser-busch.com. A replay of the webcast will be also be archived on both websites.
Press Call Details
On Monday, July 14, at 9:30 a.m. EDT / 3:30 p.m. CET, InBev and Anheuser-Busch will hold a conference call for members of the press. The call can be accessed by dialing 1- 800-377-9997 in the U.S. and +1-973-582-2733 from international locations and referencing conference code 56065686.
Dutch and French versions of this press release will be posted on www.InBev.com.